As filed with the Securities and Exchange Commission on December 20, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act Of 1933

IMPCO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	91-1039211
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16804 Gridley Place
Cerritos, California 90703
(562) 860-6666
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert M. Stemmler
President and Chief Executive Officer
16804 Gridley Place
Cerritos, California 90703
(562) 860-6666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to be sent to:
Marcus J. Williams
Troy T. Bailey
DAVIS WRIGHT TREMAINE LLP
2600 Century Square
1501 Fourth Avenue
Seattle, Washington 98101-1688
(206) 622-3150

Approximate date of commencement of proposed sale to the public:    From time to time after the effectiveness of this registration statement as determined by market conditions.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.001 par value	2,309,470	$4.26	$9,838,342	$905

(1)
Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also covers a presently indeterminate number shares of common stock issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(2)
Estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low sale prices reported on December 19, 2002, as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 20, 2002

PROSPECTUS

LOGO OF IMPCO TECHNOLOGIES, INC.
2,309,470 Shares of Common Stock

This prospectus relates to the offer and sale of 2,309,470 shares of our common stock by the selling stockholders. These shares may be offered and sold from time to time by the selling stockholders specified in this prospectus or their successors in interest. Information about the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders under this prospectus, but we have agreed to bear the expenses of registration of the shares offered by this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol “IMCO. “ On December 19, 2002, the reported last sale price of our common stock on the Nasdaq National Market was $4.15 per share.

You should consider the risks which we have described in “ Risk Factors” beginning on page 4 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2002

IMPCO, BEAM, Eclipse, GARRETSON and Spectrum are trademarks of IMPCO Technologies, Inc. This prospectus contains trademarks and trade names of other companies. Unless otherwise indicated, the references in this prospectus to the “Company,” “IMPCO,” “we,” “us,” and “our” refer to IMPCO Technologies, Inc., a Delaware corporation, its predecessors, operating divisions and subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the Commission, using the Commission’s shelf registration rules. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders identified in this prospectus or any prospectus supplement may sell from time to time, in one or more offerings, up to 2,309,470 shares of common stock. A prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision.

Market information in this prospectus and the incorporated documents is based generally on company estimates and not third party sources.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on management’s current expectations, estimates and projections about our industry, our beliefs and assumptions. We use words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and variations of these words and similar expressions in part to help identify forward-looking statements. These statements are not guarantees of future performance and are subject to various risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecast in the forward-looking statements. These risks and uncertainties include those described in “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. You should not place undue reliance on these forward-looking statements, and you should recognize that these statements reflect our view only as of the date of this prospectus.

OUR COMPANY

We design, manufacture and supply components that store gaseous fuels and monitor and control the pressure and flow of those fuels for use in internal combustion engines. Historically, most of our revenues have been derived from the sale of products that enable traditional internal combustion engines to run on clean burning alternative fuels such as propane and natural gas instead of gasoline. Based on over 43 years of development and expertise in producing cost-effective, safe, and durable fuel technology systems for engines, we believe that we are positioned to provide enabling products and technologies in the alternative fuel industry with its worldwide market potential.

On July 23, 2002 we spun off our Quantum division to our stockholders by distributing one share of Quantum Fuel Systems Technologies Worldwide, Inc., common stock for every share of IMPCO common stock to holders of record as of July 5, 2002. Since July 23, 2002 we no longer own any interest in Quantum, and we are no longer involved in developing and marketing fuel cell technologies, although we have entered into a strategic alliance agreement with Quantum under which we and Quantum may use jointly developed technologies in our respective markets. Readers should note that financial data that includes periods before the end of our first fiscal quarter on July 31, 2002 may not present a meaningful comparison with periods after that date.

Since the Quantum spinoff, our operations are divided into two reporting segments: Gaseous Fuel Products and International Operations. Our Gaseous Fuel Products division sells products, including parts and conversion systems, for applications in the transportation, material handling, stationary and portable power generator and general industrial markets. Our International Operations in Asia, Australia, Europe, India, Japan and Mexico provide distribution for our Gaseous Fuel Products division and to conduct some product assembly on engines.

Under our strategic alliance agreement with Quantum we will work with Quantum to identify and conduct research and development programs of mutual interest. As part of those research and development activities, we may develop, solely or jointly with Quantum, technology and products. The other purpose of this relationship is to provide us access to Quantum’s advanced technology products, including the CNG storage tanks, fuel injectors, in-tank regulators and other products, for use in automotive, bus and truck and industrial aftermarket applications and in the bus and truck and industrial original equipment manufacturers, or OEM markets.

We believe that the Quantum spinoff and the ongoing alliance will expedite the commercialization and integration of advanced gaseous storage and handling systems and products into broader global alternative fuel markets, including automotive after-market, material handling, portable and stationary internal combustion engine-based power generation, and general industrial markets. In addition, we believe that the spin-off will enable each company to optimize its growth strategies as a separate, stand-alone entity, based on their respective capitalization and financing requirements, acquisition strategies, working capital requirements, projected cash flows from operations and credit ratings.

In March 2002, we announced a teaming agreement with Lotus Engineering to accelerate development of advanced internal combustion engine technology designs and products that use clean-burning gaseous fuels such as natural gas and propane in vehicles and equipment. We believe this development project will enhance engine performance and significantly reduce emissions. Lotus Engineering’s core competencies include engine and vehicle engineering and technology. We expect this alliance to provide us access to over 900 engineering professionals experienced in engine technology, suspension and vehicle integration.

On May 8, 2002, we sold 1,500,000 shares of our common stock to institutional and accredited investors at a purchase price of $12.50 per share, for gross proceeds of $18.75 million. We are expected to use the proceeds of this offering for potential acquisitions, debt repayment, and general corporate purposes; however, owing to a delay in effecting the Quantum spinoff, we were forced to use a portion of these proceeds to fund Quantum’s continuing operations until its separation from our core business.

On October 3, 2002, we entered into an option agreement that, if exercised, would permit us to acquire 50% of the currently outstanding equity interests of B.R.C. Societá a Responsabilitá Limitata, an Italian limited liability (“BRC”). As consideration for the option, we (i) paid US$1,500,000 in cash on October 3, 2002 and (ii) issued 2,309,470 shares of common stock on November 29, 2002, which equals approximately 16% of our outstanding common stock on a pre-transaction basis. The shares were issued in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Regulation S, and on the exemption from registration afforded to private placements under Section 4(2) of the Securities Act. Of the shares issued to the BRC equity holders, 1,662,818, or 72%, are subject to a lockup agreement that restricts their resale until certain dates beginning in August 2003.

To exercise the option, we must give notice in writing to BRC between January 1 and January 15, 2003. Upon exercise, we must pay an additional US$4,250,000 plus €1,050,000 in cash no later than January 31, 2003, and must pay an additional US$7,000,000 (subject to reduction if certain conditions are not met with respect to BRC’s accounts receivable collections) before September 30, 2003.

We believe the option affords us a valuable strategic opportunity, and if exercised, that we would recognize significant benefits. M.T.M. S.r.l., a subsidiary of BRC, has been developing, manufacturing and marketing alternative gaseous fuel products and systems for automobiles for more than twenty years. The BRC name is widely known as a leader in automotive gaseous-fuel technology with a strong presence in over fifty countries. We believe this alliance with BRC will enable us to expand our position in most end user markets throughout the world. In addition, we anticipate that the manufacturing strengths of BRC, coupled with the additional product volume we hope to derive from the relationship, should result in significant productivity improvements. Furthermore, we believe that this alliance places us in the position to exploit our combined technology and product strengths through a strong global representation in the rapidly growing alternative fuels industry.

Our fiscal year has traditionally ended on April 30, and our fiscal quarters on July 31, October 31 and January 31. On November 14, 2002 we changed our fiscal year so that, effective on January 1, 2003 our fiscal year will be the calendar year. As a result, we filed a Quarterly Report on Form 10-Q on December 16, 2002 for the quarterly period ended October 31, 2002, and we expect to file a transitional annual report on Form 10-K on or before March 31, 2003 for the transitional period ending December 31, 2002. As of October 31, 2002, we had approximately 350 full-time employees. We were incorporated in Delaware in October 1985. Our principal executive offices are located at 16804 Gridley Place, Cerritos, California 90703, and our telephone number at that location is (562) 860-6666.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

We have completed a series of financing transactions that, if aggregated under Nasdaq rules, would require us to obtain stockholder approval.

Under Nasdaq corporate governance rules, a company with securities listed on the Nasdaq National Market generally must obtain stockholder approval before issuing securities that aggregate to 20% or more of the issuer’s outstanding common stock if the sale price is less than the greater of book or market value.

In January 2002, we issued 2,000,000 shares of common stock, which amounted to approximately 19% of our then outstanding common stock, at a price of $11.25 per share, which was an 11% discount to the then current market price of our common stock. The transaction was structured as a private placement to institutional and accredited investors and included warrants to purchase 200,000 shares of our common stock at an exercise price 18% greater than the market price. The purpose of this transaction was to raise additional working capital.

On May 8, 2002 we sold 1,500,000 shares of our common stock at a price of $12.50 per share, yielding gross proceeds of $18.75 million. The issue price in this offering represented a 1% discount to the closing price of our common stock on that date. We issued these shares in a private placement to provide working capital, to address a potential acquisition strategy and to reduce our debt, although, owing to a delay in our effecting the Quantum spinoff we found it necessary to use a portion of those proceeds to fund our combined operations until the spinoff was completed on July 23, 2002.

On October 3, 2002 we entered into an option agreement to acquire an equity interest in BRC pursuant to which we issued 2,309,470 shares of common stock, amounting to 16% of our outstanding common stock, to the selling stockholders at an effective price of $4.33 per share, representing a 60% premium over the then current market price and a 7% discount from book value per share as of July 31, 2002 (unaudited).

If the Nasdaq were to take the position that one or more of these issuances should be integrated with one or more other transactions, we would have violated the Nasdaq rules requiring stockholder approval. We believe that the offer and sale of our common stock in these transactions should not be integrated under the Commission’s guidance respecting integration of multiple sales. However, we have not obtained any formal guidance from Nasdaq to that effect. If Nasdaq were to determine that the offer and sale of our common stock in these transactions requires stockholder approval, Nasdaq could halt trading of our common stock and initiate delisting of our common stock from the Nasdaq National Market. A delisting by Nasdaq, if it were to occur, would materially impair the liquidity of our securities and would adversely affect the trading price of our common stock.

We have completed a series of financing transactions that we treated as exempt from federal securities registration and, if those transactions were aggregated, we might face rescission liability to certain stockholders and potential enforcement action from the Commission.

The sale of our common stock in the May 8, 2002 private placement transaction occurred less than six months after our January 2002 private placement and the resale registration statement on Form S-3 relating to the shares and warrants issued in the January private placement remained effective at the time of the May transaction. As a result, the two private placements do not fall within the six month safe-harbor provided by Regulation D promulgated under the Securities Act to avoid potential integration of the offerings. As a result, there is a risk that investors in either offering may claim that the May private placement should be integrated with the January private placement and that, as a result, they would be entitled to rescission of that purchase. If the Commission were to take a similar position, we also might be subject to enforcement proceedings for failing to effect a registration of this transaction in violation of Section 5 of the Securities Act.

Similarly, the issuance of common stock to the selling stockholders on November 29, 2002 was pursuant to an agreement reached with the selling stockholders on October 3, 2002, less than six months after the May 8, 2002 private placement and at a time when the registration statement for the resale of shares issued in the May transaction remained effective. This issuance was effected under the exemption from registration provided in Regulation S of the Securities Act for certain sales to persons not resident in the United States, and under the exemption for private placements afforded by Section 4(2) of the Securities Act. Although the issuance of the shares was more than six months after the May 2002 private placement transaction, the agreement under which the shares were issued was less than six months after that transaction and, as a result, the Commission or one or more of the purchasers in either the May 2002 or the November 2002 issuance (or both) might take the position that the sales should be integrated and that the private placement exemption is unavailable. If such a person were to prevail on that argument, and if we were found not to have perfected a Regulation S exemption, we might face rescission liability to the purchasers or enforcement action by the Commission.

We do not believe that the offer and sale of our common stock in the January or May 2002 transactions, or the issuance of common stock to the selling stockholders, should be integrated or treated as a single offering, and we believe that the offer and sale of our common stock to the selling stockholders is exempt from registration under the Securities Act owing both to the private placement exemption and to the Regulation S exemption. However, if a court were to determine otherwise, then the selling stockholders as well as investors in the January and May private placements may be entitled to recover the consideration paid for the shares they purchased with interest thereon, or for damages (if the investor no longer owns the shares).

We may be unable to raise sufficient cash to fund our exercise of the option to acquire the BRC interest.

Our option to acquire the BRC interest must be exercised sometime between January 1 and January 15, 2003, and on or before January 31, 2003 we must make payments amounting to US$4,050,000 plus €1,250,000. Additionally, on or before September 30, 2003 we must make a final payment of US$7,000,000 (subject to certain reductions based upon BRC’s accounts receivable collections). We do not presently have sufficient current assets to pay the exercise price, nor do we have committed sources of additional capital to fund the acquisition. While we are presently negotiating for the capital that would be required to permit us to exercise the option, we do not yet have a commitment from any debt or equity funding source, and we cannot make assurances that the necessary funding will be available on satisfactory terms, or at all. If we cannot (or elect not to) exercise the option we will be required to make an additional cash payment of US$2,800,000.

We may not be able to meet the terms and conditions of the Bank of America long-term financing arrangement.

At October 31, 2002, approximately $13.2 million was outstanding under our revolving line of credit with Bank of America. In June 2002, the credit, term loan and capital expenditure and lease facilities with Bank of America was amended to reduce the available line of credit from $9.5 million to $8.0 million by June 30, 2002 and to $7.0 million by September 30, 2002. The amendment also extended the maturity date of our line of credit and term loans to May 31, 2003. In addition, the amended facility also provides for a $1.0 million non-revolving line of credit for future capital expenditures. The Bank of America facility is secured by substantially all of our assets. For the most recent description of our indebtedness, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended April 30, 2002, our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002, and any future Forms 10-Q and 10-K which we file, which are incorporated by reference in this prospectus. Subject to certain restrictions set forth in our credit facility, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. In the future, we may renegotiate or refinance our revolving line of credit with Bank of America with agreements that have different or more stringent terms or split our Bank of America facility into two or more facilities with different terms. The level of our indebtedness could:

•	limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

•	limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital, capital expenditures or acquisitions;

•	limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

•
expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

•
expose us to risks inherent in interest rate fluctuations because the existing borrowings are and any new borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

Our spin-off of our Quantum subsidiary is subject to tax risks for us and our stockholders, including restrictions on our or Quantum’s issuance of equity securities in order to maintain the tax-free status of the spin-off.

At the time of our spin-off of Quantum on July 23, 2002 we received an opinion of Morrison & Foerster LLP to the effect that the spin-off was tax-free to our stockholders for federal income tax purposes. The opinion of Morrison & Foerster LLP is not binding on the Internal Revenue Service and no assurance can be given that the Internal Revenue Service or the courts will agree with their opinion. The opinion was also subject to specific assumptions and the accuracy and completeness of specific factual representations and statements made by us and Quantum, and we are subject to certain limitations on changes in our capital structure following the Quantum transaction. If these assumptions, representations or statements are incorrect or incomplete in any material respect, the conclusions set forth in the opinion may not be correct. Similarly, we can provide no assurances that our issuance of stock to the selling stockholders will not adversely impact the tax-free character of the Quantum spin-off.

Even if the spin-off is tax-free to our stockholders, it will be taxable to us if Section 355(e) of the Internal Revenue Code applies to the spin-off. Section 355(e) of the Internal Revenue Code will apply if 50% or more of our stock or Quantum stock, by vote or value, is acquired by one or more persons, other than our historic stockholders who receive Quantum common stock in the spin-off, acting pursuant to a plan or a series of related transactions that includes the spin-off. We cannot provide you any assurance that Section 355(e) of the Internal Revenue Code will not apply to the spin-off. Risk of the applicability of Section 355(e) of the Internal Revenue Code may also discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our outstanding equity or issuance of new equity.

We cannot predict the long-term impact of our recent cost reduction measures.

In the second fiscal quarter of our 2002 fiscal year, we implemented measures in an effort to reduce costs. These measures included reductions in our workforce and consolidation of facilities. We cannot predict with any certainty the long-term impact of our workforce reductions and any reductions we may be compelled to make in the future. Reductions in our workforce could make it difficult to motivate and retain remaining employees, which would affect our ability to deliver our products in a timely fashion and otherwise negatively affect our business.

The growth of the alternative fuel market will have a significant impact on our business.

Our future success depends on the continued expansion of the alternative fuel industry, which has not yet expanded broadly. In the United States and certain of our other target markets, alternative fuel such as natural gas currently cannot be readily obtained by consumers for motor vehicle use and only a small percentage of motor vehicles manufactured in 2001 was equipped to use alternative fuels. We cannot assure you that the market for gaseous alternative fuel engines will expand broadly or, if it does, that it will result in increased sales of our advanced fuel system products. In addition, we have designed many of our products for alternative fuel vehicles powered by internal combustion engines, but not currently for alternative power sources, such as electricity or alternate forms of those power sources. If the major growth in the alternative fuel market relates solely to those power sources, our revenues may not increase and may decline.

Users of gaseous alternative fueled vehicles may not be able to obtain fuel conveniently and affordably, which may adversely affect the demand for our products.

Vehicles and equipment powered by gaseous alternative fuels currently run primarily on natural gas or propane. The construction of a distribution system to deliver natural gas and propane will require significant investment by third parties. An adequate fuel distribution infrastructure may not be built. We are relying on third parties, most of which are committed to the existing gasoline infrastructure, to build this infrastructure. If these parties build a fuel distribution infrastructure, the fuel delivered through it, both due to the cost of the delivery system and the cost of the fuel itself, may have a higher price than users are willing to pay. If users cannot obtain fuel conveniently or affordably, a mass market for vehicles and equipment powered by gaseous alternative fuels or fuel cells is unlikely to develop.

Our ability to attract customers and sell products successfully in the alternative fuel industry also depends on a price differential between liquid fuels, such as petroleum and gasoline, and gaseous fuels, such as propane and natural gas. This price differential may not exist. Should this differential narrow or disappear, it could adversely affect the demand of our products.

We currently face and will continue to face significant competition, which could result in a decrease in our revenue.

We currently compete with companies that manufacture products to convert internal combustion engines operating on liquid fuels to gaseous fuels. Increases in the market for alternative fueled vehicles may cause automobile or engine manufacturers to develop and produce their own fuel conversion or fuel management equipment rather than purchasing the equipment from suppliers such as us. In addition, greater acceptance of alternative fuel engines may result in new competitors. Should any of these events occur, the total potential demand for our products could be adversely affected and cause us to lose existing business.

We face risks associated with marketing, distributing and servicing our products internationally.

We currently operate in Australia, Europe, India, Japan and Mexico and market our products and technologies in other international markets, including both industrialized and developing countries. Our international operations are subject to various risks common to international activities, such as the following:

•	exposure to currency fluctuations;

•	managing potential difficulties in enforcing contractual obligations and intellectual property rights;

•	the burden of complying with a wide variety of laws and regulations, including product certification, environmental and import and export laws;

•	political instability; and

•	difficulties collecting international accounts receivable.

Any significant increase in the value of the dollar against currencies in foreign markets in which we do business may impact negatively our competitiveness in international markets.

Our business may be subject to product liability claims, which could be expensive and could result in a diversion of management’s attention.

The automotive industry experiences significant product liability claims. As a supplier, we face an inherent exposure to product liability claims if our products (or the equipment into which our products are incorporated) malfunction, resulting in personal injury or death. We may be named in product liability claims even if there is no evidence that our systems or components caused a loss. Product liability claims could result in significant losses from defense costs or damages awards. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, we may be required to participate in a recall involving these systems if any of our systems prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Each of these actions would likely harm our reputation and lead to substantial expense. We cannot assure you that our product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our reputation and business.

Our business may become subject to future product certification regulations which may impair our ability to market our products.

We must obtain product certification from governmental agencies, such as the Environmental Protection Agency and the California Air Resources Board, to sell certain of our products in the United States. A significant portion of our future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. We cannot assure you that our products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of our products, civil penalties or criminal penalties.

Any new government regulation that affects our advanced fuel technologies, whether at the foreign, federal, state or local level, including any regulations relating to installation and servicing of these systems, may increase our costs and the price of our systems. As a result, these regulations may have a negative impact on our revenues and profitability and thereby harm our business, prospects, results of operations or financial condition.

New technologies could render our existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of our products or make our products obsolete. Our inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements, and achieve market acceptance in a timely manner could negatively impact our competitive position. New product development or modification is costly; involves significant research, development, time and expense; and may not necessarily result in the successful commercialization of any new products.

We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.

We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with our employees, customers, partners and others to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application and, despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

We do not know whether any patents will be issued from our patent applications, whether the reissue examination will be in our favor, or whether the scopes of our issued patents are sufficiently broad to protect our technologies or processes. Moreover, patent applications and issued patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register the marks that we use because of their familiarity with our worldwide operations.

As part of our confidentiality procedures, we generally have entered into non-disclosure agreements with our employees, consultants and corporate partners and have attempted to control access to and distribution of our technologies, documentation and other proprietary information. We plan to continue these procedures. Despite these procedures, third parties could copy or otherwise obtain and make unauthorized use of our technologies or independently develop similar technologies. The steps we have taken and that we may take in the future may not prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

We cannot assure you that we will be successful in protecting our proprietary rights. Any infringement on any of our intellectual rights, could have an adverse effect on our ability to develop and sell successfully commercially competitive systems and components.

If third parties claim that our products infringe their intellectual property rights, we may be forced to expend significant financial resources and management time and our operating results would suffer.

Third parties may claim that our products and systems infringe on third-party patents and other intellectual property rights. Identifying third-party patent rights can be particularly difficult, especially since patent applications are not published until 18 months after their filing dates. In the event a competitor were to challenge our patents, or assert that our products or processes infringe its patent or other intellectual property rights, we could incur substantial litigation costs, be forced to make expensive products, pay substantial damages, or even be forced to cease our operations. Third-party infringement claims, regardless of their outcome, would not only drain our financial resources but also divert the time and effort of our management and could result in our customers or potential customers deferring or limiting their purchase or use of the affected products or services until resolution of the litigation.

We depend on third-party suppliers for the supply of key materials and components for our products.

We have established relationships with third-party suppliers, which provide materials and components for our products. A supplier’s failure to supply materials or components in a timely manner or to supply materials and components that meet our quality, quantity or cost requirements, combined with a delay in our ability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to us, would harm our ability to manufacture our products or would significantly increase our production costs, which could negatively impact our results of operations and business.

Potential fluctuations in our financial results could cause our stock price to decline.

Our revenue and operating results are subject to annual and quarterly fluctuations as a result of a variety of factors, including the following:

•	budget cycles and funding arrangements of governmental agencies;

•	purchasing cycles of fleet operators and other customers;

•	the uncertainty of timing of deliveries of vehicles and other equipment on which our products are installed;

•	the timing of implementation of government regulations promoting the use of our products; and

•	general economic factors.

It is possible that our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock might be materially and adversely affected.

We could lose or fail to attract the personnel necessary to run our business.

Our success depends in large part on our ability to attract and retain key management, engineering, scientific, manufacturing and operating personnel. We lost some of our executive management in the Quantum spinoff, and it will take time for us to hire or train replacement personnel. Recruiting personnel for the industries in which we engage is highly competitive, and the failure to attract or retain qualified personnel could have a material adverse effect on our business.

Our business could be harmed if we fail to meet OEM specifications.

We offer integrated alternative fuel systems, which include tanks, brackets, electronics, software and other components required to allow these products to operate in alternative fuel applications. Customers for these systems require that these products meet strict OEM standards. Our compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our profitability. If we fail to meet OEM specifications on a timely basis, our relationships with OEMs may be harmed.

We may be subject to increased warranty claims.

In response to consumer demand, OEM, vehicle and industrial equipment manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers require their suppliers, such as us, to provide correspondingly longer product warranties. As a result, we could incur substantially greater warranty claims in the future.

We may experience unionized labor disputes at OEM facilities.

As we become more dependent on vehicle conversion programs with OEMs, we will become increasingly dependent on OEM production and the associated labor forces at OEM sites. Labor unions represent most of the labor forces at OEM facilities. Labor disputes could occur at OEM facilities, which could adversely impact our direct OEM product sales. For example, in 1998, as a result of a strike at one of our OEM’s facilities, we experienced lower sales of our products used in General Motors pick-up trucks than we had expected for our 1999 fiscal year.

Changes in environmental policies could hurt the market for our products.

The market for alternative fueled vehicles and equipment, and the demand for our products are driven, to a significant degree, by local, state and federal regulations in the United States that relate to air quality and require the purchase of motor vehicles and equipment operating on alternative fuels. Similarly, foreign governmental regulations also affect our international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning their interest in alternative fueled powered vehicles. In addition, a failure by authorities to enforce current domestic and foreign laws or to adopt additional environmental laws could reduce the demand for our products.

Although many governments have identified as a significant priority the development of alternative energy sources, we cannot assure you that governments will not change their priorities or that any change they make would not materially affect our revenue or the development of our products.

We may be subject to litigation if our stock price is volatile.

Our common stock has experienced in the past, and may experience in the future, price and volume fluctuations. Many factors may cause the market price for our common stock to decline, perhaps substantially, following this offering, including the following:

•	failure to meet our product development and commercialization milestones;

•	demand for our common stock;

•	failure of our revenue and operating results to meet the expectations of securities analysts or investors in any quarter;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	technological innovations by competitors or in competing technologies;

•	investor perception of our industry or our prospects; or

•	general technology or economic or regulatory trends.

In the past, companies that have experienced declines in the market price of their stock have been the subject of securities class action litigation. We may become involved in a securities class action litigation in the future. Litigation of this type often results in substantial costs and a diversion of management’s attention and resources, which could harm our business, prospects, results of operations or financial condition.

Provisions of Delaware law and of our charter and bylaws may make a takeover more difficult.

Provisions in our certificate of incorporation and bylaws and in the Delaware corporation law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and Board of Directors oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. We also have a staggered Board of Directors, which makes it difficult for stockholders to change the composition of the Board of Directors in any one year. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change our management and Board of Directors.

We have a stockholder protection rights agreement that provides for a dividend of one right for each outstanding share of our common stock. Upon the occurrence of some events, including a person or entity’s acquisition of 15% or more of our common stock, each right will entitle the holder to purchase, at an exercise price of $45 per share, common stock with a value equal to twice the exercise price, which could cause substantial dilution. The rights agreement may have the effect of deterring, delaying or preventing a change in control that might otherwise be in the best interests of our stockholders.

Future sales of our common stock could adversely affect our stock price.

Substantial sales of our common stock, including shares issued upon exercise of our outstanding options, in the public market or the perception by the market that these sales could occur, could lower our stock price or make it difficult for us to raise additional equity. As of December 20, 2002, we had 16,452,506 shares of common stock outstanding. Of these shares, 14,788,689 shares are currently freely tradable. In addition, the shares registered hereby will be freely tradable upon their sale pursuant to this prospectus. Furthermore, as of December 20, 2002, up to 2,078,493 shares were issuable upon the exercise of options and up to 300,000 shares were issuable upon exercise of warrants outstanding as of that date, and those shares may become available for sale in the public markets. In the case of outstanding options and warrants that have exercise prices less than the market price of our common stock from time to time, investors would experience dilution. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price of our common stock or our ability to raise capital by offering equity securities.

ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDERS

On November 29, 2002 we issued 2,309,470 shares of common stock pursuant to an option agreement as partial consideration for our purchase of an option to acquire 50% of the outstanding equity interests of BRC. These 2,309,470 shares of common stock were issued to stockholders in reliance on the exemption from the registration requirements of the 1933 Act provided by Regulation S, and by the exemption afforded to private placement transactions under Section 4(2) of the Securities Act. In connection with the agreement with the selling stockholders, we agreed to file a registration statement covering the resale of the shares of common stock and to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the date on which all of the shares offered by this prospectus have been sold.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered by this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares being offered by the selling stockholders.

SELLING STOCKHOLDERS

We are registering all of the shares of common stock covered by this prospectus for reoffers and resales by the selling stockholders. The table below sets forth specific information as of December 20, 2002, with respect to the number of shares of our common stock owned by each selling stockholder. The information set forth below is based on information provided by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferees, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any or all of these shares. Any supplement to this prospectus may contain additional or varied information about the selling stockholders and/or additional holders, and any of their transferees, pledgees, donees or successors, the names of natural persons with voting or investment control over the shares offered, and the aggregate number of the shares owned by each person that they are offering. This information will be obtained from the selling stockholders and/or additional holders.

Because the selling stockholders may offer all, some or none of the shares of our common stock listed below, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders upon termination of any of the sales. Of the shares issued to the selling stockholders, 1,662,818 shares are subject to a lockup agreement that places certain restrictions on resale of the shares until certain dates beginning on August 1, 2004 and ending on February 1, 2006. Subject to the limits imposed by the lockup agreement, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided to us the information regarding their shares of common stock. See “Plan of Distribution.”

None of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities, although upon exercise of the option the selling stockholders collectively have certain rights to appoint one member of our board of directors.

The shares of common stock offered by this prospectus may be offered from time to time by the selling stockholders named below:

Name and Address of Selling Stockholder(1)	Number of Shares of Common Stock Owned Prior to Offering	Common Stock Offered Hereby	Number of Shares of Common Stock Owned After Offering(2)	Percentage of Outstanding Common Stock Owned After Offering(3)
Mrs. Carla Borgogno	123,095	123,095	-0-	*
Mr. Mariano Costamagna	1,031,640	1,031,640	-0-	*
Mr. Pier Antonio Costamagna	1,031,640	1,031,640	-0-	*
Mrs. Bruna Giachino	123,095	123,095	-0-	*
TOTAL	2,309,470	2,309,470	-0-	*

(1)	Address for all selling stockholders is c/o Studio Tibaldi Giruado, via S. Margherita 8, Alba (CN) (Italy).
(2)
This prospectus relates to the sale by the selling stockholders of all shares of our common stock issued to them in connection with the option agreement. Notwithstanding the preceding sentence, 1,662,817 shares, representing 72% of the issuance, are subject to certain contractual restrictions on resale pursuant to a lockup agreement that expires on certain dates beginning on August 1, 2004.

(3)	Assumes sale by the selling stockholders of all shares offered under this prospectus.

PLAN OF DISTRIBUTION

We will pay all expenses incurred in connection with the registration of the shares covered by this prospectus. Brokerage commissions, underwriters’ fees, discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares covered by this prospectus will be borne by the selling stockholders.

The selling stockholders may sell the common stock offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. However, offers and sales of shares made with this prospectus must comply with the terms of the lock-up agreement executed by each selling stockholder described below. The name of the underwriter, dealer or agent involved in the offer and sale of the common stock, the amounts underwritten and the nature of its obligation to take the common stock will be provided in the applicable prospectus supplement.

When used in this prospectus, the term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then-current market price and by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	in privately negotiated transactions; and

•	in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders. Upon notification to us by a selling stockholder that any arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating brokers or dealers;

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable;

•	that such brokers or dealers did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Section 2(11) of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Since the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed “underwriters,” they will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

We have agreed to indemnify each selling stockholder against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares covered by this prospectus against specific liabilities, including liabilities arising under the Securities Act.

We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective until the earlier of the date on which all of the shares offered by this prospectus have been sold or the date on which all of the shares may be resold by the selling stockholders without registration and without regard to volume limitations under Rule 144 of the Securities Act or any other rule of similar effect. There is no assurance that the selling stockholders will offer for sale or sell any of the shares of common stock offered by this prospectus.

Of the 2,309,470 shares of our common stock relating to this prospectus, 1,662,818 shares are subject to a lock-up agreement. Pursuant to the terms of the lock-up agreement no shares subject to the lock-up agreement may be sold until July 31, 2004. The restriction on the 1,662,818 shares of common stock held by a fiduciary on behalf of the selling stockholders will be released according to the following timetable: (i) up to 277,690 of the shares may be sold commencing from August 1, 2004; (ii) an additional amount of 460,600 of the shares may be sold commencing from February 1, 2005, (iii) an additional amount of 460,600 of the shares may be sold commencing from August 1, 2005, (v) the remaining 463,928 shares may be sold commencing from February 1, 2006.

LEGAL MATTERS

Certain legal matters in connection with the sale of the common stock offered by this prospectus will be passed upon by Davis Wright Tremaine LLP, Seattle, Washington.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended April 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us with the Commission at the Commission’s Public Reference Room located at 450 Fifth Street N.W., Washington, D.C., 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Commission filings are also available to the public at the Commission’s Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or incorporated by reference therein for a copy of the contract or document.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. Information contained in this prospectus and information that we file with the Commission in the future and incorporate by reference in this prospectus automatically updates and supersedes any previously filed information.

We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is completed. We incorporate by reference the documents listed below and any amendments thereto.

•	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2002.

•	Our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2002, and October 31, 2002.

•	Our Current Reports on Form 8-K filed under the Exchange Act with the Commission on August 1, 2002 and November 29, 2002.

•	Our Current Reports on Form 11-K filed under the Exchange Act with the Commission on September 27, 2002.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act with the Commission.

•
The description of our Stockholder Protection Rights Agreement and our related rights contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act with the Commission on July 7, 1999.

You may request a copy of these filings, at no cost, by contacting us at IMPCO Technologies, Inc., 16804 Gridley Place, Cerritos, California 90703, telephone (562) 860-6666, Attention: Corporate Secretary. We will not, however, send exhibits to these documents, unless the exhibits are specifically incorporated by reference in the documents.

Any statement contained in a document which is incorporated by reference in this prospectus or in any subsequent prospectus supplements will be modified or superseded for purposes of this prospectus or any subsequent prospectus supplements to the extent that a statement contained in this prospectus or incorporated by reference in this prospectus or in any prospectus supplements or in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus or in any subsequent prospectus supplements modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any subsequent prospectus supplements. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any other information. The securities offered by this prospectus may only be offered in states where the offer is permitted, and we and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the dates on the front of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated expenses to be incurred by us in connection with the offering of the securities being offered hereby. All of the expenses listed below will be paid by us. All amounts shown are estimates except the registration fee for this registration statement.

	Amount to be Paid
Registration fee		$905
Printing and engraving expenses
Legal fees and expenses		37,500
Listing fees		22,500
Accounting fees and expenses		6,000
Transfer agent and registrar fees
Miscellaneous

Total	$

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) contains detailed provisions on indemnification of directors and officers against expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with legal proceedings. Section 102(a)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as our company, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Certificate of Incorporation eliminates the liability of each of our directors to our stockholders or us for monetary damages for breach of fiduciary duty to the full extent provided by the DGCL, as such law exists or may hereafter be amended.

Indemnification applies to any threatened, pending or completed action, suit or proceeding, whether, civil, criminal, administrative or investigative. Indemnification may include all expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes and amounts paid in settlement) reasonably incurred by the indemnified person.

We have agreed to indemnify the selling stockholders, and the selling stockholders agreed to indemnify us and our officers, directors and controlling persons, for certain liabilities arising under the Securities Act or otherwise.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit Number	Exhibit Description

2.1	Option Agreement, dated October 3, 2002, by and among the Company, Mrs. Carla Borgogno, Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mrs. Bruna Giachino

2.2	Form of Sale and Purchase Agreement to be executed by and among the Company, Mrs. Carla Borgogno, Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mrs. Bruna Giachino

5.1	Opinion of Davis Wright Tremaine LLP

10.1	Irrevocable Instructions, dated October 3, 2002, by and among the Company, Mrs. Carla Borgogno, Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mrs. Bruna Giachino

10.2	Form of Shareholders Agreement by and among the Company, Mr. Mariano Costamagna and Mr. Pier Antonio Costamagna

10.3	Form of Lockup Agreement

23.1	Consent of Ernst & Young LLP

23.2	Consent of Davis Wright Tremaine LLP (included as part of its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained herein)

Item 17.    Undertakings

We hereby undertake:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)    That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cerritos, State of California, on December 20, 2002.

IMPCO TECHNOLOGIES, INC.

By:	/s/ ROBERT M. STEMMLER
Robert M. Stemmler
President and Chief Executive Officer

The undersigned hereby constitutes and appoints Robert M. Stemmler and Timothy S. Stone, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the offering of common stock by IMPCO Technologies, Inc. and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT M. STEMMLER Robert M. Stemmler	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 20, 2002

/s/ TIMOTHY S. STONE Timothy S. Stone	Acting Chief Financial Officer (Principal Accounting Officer)	December 20, 2002

/s/ RICHARD T. FOGARTY Richard T. Fogarty	Corporate Controller (Principal Accounting Officer)	December 20, 2002

/s/ NORMAN L. BRYAN Norman L. Bryan	Director	December 20, 2002

/s/ PAUL MLOTOK Paul Mlotok	Director	December 20, 2002

/s/ J. DAVID POWER III J. David Power III	Director	December 20, 2002

/s/ DON J. SIMPLOT Don J. Simplot	Director	December 20, 2002

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Option Agreement, dated October 3, 2002, by and among the Company, Mrs. Carla Borgogno, Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mrs. Bruna Giachino

2.2	Form of Sale and Purchase Agreement to be executed by and among the Company, Mrs. Carla Borgogno, Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mrs. Bruna Giachino

5.1	Opinion of Davis Wright Tremaine LLP

10.1	Irrevocable Instructions, dated October 3, 2002, by and among the Company, Mrs. Carla Borgogno, Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mrs. Bruna Giachino

10.2	Form of Shareholders Agreement by and among the Company, Mr. Mariano Costamagna and Mr. Pier Antonio Costamagna

10.3	Form of Lockup Agreement

23.1	Consent of Ernst & Young LLP

23.2	Consent of Davis Wright Tremaine LLP (included as part of its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (contained herein)